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                       SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934


      Date of Report (Date of earliest event reported): December 17, 1997


                            Terrace Holdings, Inc.
            (Exact name of registrant as specified in its charter)



          Delaware                    0-27132                    65-0594270
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(State or other jurisdiction        (Commission                (IRS Employer
     of incorporation)              File Number)            Identification No.)


               4100 North Hills Drive,   Hollywood, FL     33021
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:     954-894-6000
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         (Former name or former address, if changed since last report)
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Item 5.   Other Events

     On December 17, 1997, Terrace Holdings, Inc. (the "Registrant") consummated an Asset Purchase Agreement ("Agreement") with Deering Acquisition Inc., ("DAI") a wholly-owned subsidiary of Fieldbrook Farms, Inc. ("Fieldbrook"), in which the Registrant sold substantially all of the assets and related liabilities of its wholly-owned subsidiary Deering Ice Cream, Inc. ("Deering") to DAI. DAI is a Dunkirk, New York based ice cream and frozen dessert manufacturer and co-packer, unaffiliated with the Registrant, that produces and distributes ice cream and frozen desserts to supermarkets and other businesses along the eastern seaboard.

     The consideration given by DAI to the Registrant for the acquisition of the above assets, arrived at through arms-length negotiations between the parties, consisted of an aggregate purchase price of $1,000,000, subject to later adjustment. Under the agreement with Fieldbrook, $200,000 of the purchase price was placed in escrow for 60 days pending receipt by the parties of an independent post-closing audit of Deering, any third party claims against Deering relating to matters prior to the closing, and certain other matters. There was a downward adjustment of the purchase price made at closing of $387,142 as a result of working capital deterioration at Deering from September 30, 1997 to closing. The Registrant will receive annual royalties from Fieldbrook for four years at the rates of 2%, 2%, 1% and 1%, respectively, of net sales by Fieldbrook of products under the Howard Johnsons and Deering labels.

     In connection with the sale of the Deering business, Milton Namiot, the Registrant's Chief Executive Officer and Deering's President, entered into an employment agreement with DAI and resigned from his positions with the Registrant.

Item 7(c).  Exhibits.

     A copy of a Press Release dated November 24, 1997.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        TERRACE HOLDINGS, INC.
                                   --------------------------------
                                             (Registrant)
Date: January 15, 1998
                                   By:  /s/ Samuel H. Lasko
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                                        Samuel H. Lasko
                                        President